Exhibit 10.2
Southwest Bank of St. Louis
St. Louis Commercial Lending
Mr. Robert Witterschein
13205 Manchester Rd
Des Peres, Missouri 63131
February 6, 2009
Dear Mr. Witterschein:
In respect to the Credit Agreement (the “Agreement”), dated as of May 11, 2001 and as amended, between Southwest Bank of St. Louis (the “Bank”) and Zoltek Companies, Inc., Zoltek Corporation, Engineering Technology Corporation, and Zoltek Properties, Inc., (collectively, the “Borrowers”), the Bank hereby confirms the following via execution below:
•	The Bank hereby waives compliance with financial covenants contained in Section 6.03 of the Agreement. Such waiver is effective from and including Janaury 2, 2008 through all covenant testing dates prior to and including December 31, 2008.
•	Section 6.03—Specific Financial Covenants of the Agreement is hereby deleted in its entirety effective January 1, 2009.
•	The applicable definition set forth in Section 1.01 of the Agreement is hereby deleted and replaced with the following:
Borrowing Base — At any date of determination, an amount equal to: (i) eighty percent (80%) of the face amount of Eligible Accounts outstanding at such date; plus (ii) the Eligible Inventory Advance Amount; minus (iii) the aggregate undrawn face amount of all outstanding letters of credit issued by the Bank for the account of any one or more of the Borrowers (excluding the Appeal Bond Letter of Credit). In no event, however, shall the amount advanced by the Bank pursuant to the Borrowing Base exceed Ten Million and no/100 Dollars ($10,000,000.00).
•	Section 3.02 of the Agreement is hereby deleted in its entirety and replaced by the following:
Term of Revolving Credit Facility — Subject to the Bank’s right to cease making Loans to the Borrowers at any time upon or after the occurrence and during the continuation of any Default or Event of Default, the Borrowers shall be entitled to request advances under the Revolving Credit Note for the period from the date hereof to and including January 1, 2010 (the “Revolving Loan Maturity Date”). In no event may the Borrowers terminate this Agreement until the Borrowers have repaid all Loans and otherwise paid and performed their Obligations hereunder. All indemnities given by the Borrowers to the Bank under any of the Loan Documents shall survive the repayment of the Loans and the termination of the Agreement.
Your prompt attention to this matter is greatly appreciated.
Sincerely,
/s/ Andrew W. Whipple
Andrew W. Whipple
Chief Accounting Officer
Cc: Zsolt Rumy
Acknowledgement by Southwest Bank of St. Louis:

Signed:	/s/ Robert Witterschein	Dated:	2/9/09

Print Name:	Robert Witterschein	Title:	President